CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is made by and between Farmers National Banc Corp. (the “Company”) and Kevin J. Helmick (the “Executive”) effective as of the ___ day of __________, 20__ (the “Effective Date”).

WHEREAS, the Executive is currently employed by the Company or an Affiliate; and

WHEREAS, in order to induce the Executive to continue performing services for the Company or Affiliate, the Company desires to provide the Executive with certain severance benefits in the event the Executive’s employment with the Company is terminated in connection with a Change in Control under the circumstances described herein;

NOW, THEREFORE, in consideration of the mutual promises and agreement set forth below, the Company and the Executive agree as follows:

1.

Definitions. When used in this Agreement, the following terms will have the meanings given to them in this Section unless another meaning is expressly provided. When applying a definition, the form of any term or word will include any of its other forms.

(a)

“Affiliate” means any entity with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code, but modified under any Code section relevant to the purpose for which the definition is applied.

(b)	“Board” means the Board of Directors of the Company.

(c)

“Business” includes, but is not limited to, the business of providing financial, banking, insurance, investment, personal and commercial lending, internet cash management and other similar services to individuals and companies.

(d)

“Cause” means the occurrence of any one of the following events: (i) the Executive’s commission of any intentional, reckless, or grossly negligent act which may result in material injury to the goodwill, business or business reputation of the Company or any Affiliate; (ii) the Executive’s participation in any fraud, dishonesty, theft, conviction of or plea of guilty or nolo contendere to a crime, or unethical business conduct; (iii) the Executive’s violation of any of the covenants of this Agreement or any material written policy, rule or regulation of the Company or the Affiliate that employs the Executive; or (iv) the Executive’s failure to adequately perform the Executive’s job duties or to follow lawful and ethical directions provided to the Executive, which failure has not been cured in all material respects within 20 days after receiving notice of such failure from the Company or the Affiliate employing the Executive.

(e)

“Change in Control” means the consummation of any of the following transactions: (i) any person (as defined in the securities laws) becomes a direct or indirect beneficial owner of securities of the Company or the Affiliate employing the Executive representing 20% or more of the combined voting power of the Company’s or Affiliate’s then outstanding securities; or (ii) the Company or the Affiliate employing the Executive is merged or consolidated with another entity, and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former shareholders of the Company or such Affiliate; or (iii) during any two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors at the beginning of the period. A Change in Control will only be deemed to have occurred if one of the three above-listed scenarios occurs and, as a result thereof, the Executive is not offered a position that is substantially similar to the Executive’s position immediately prior to the transaction, in terms of duties, responsibilities, compensation and benefits. Notwithstanding the foregoing, for purposes of any payment that is subject to Section 409A of the Code (and for which no exception applies), a Change in Control will be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)

“Confidential Information” means any proprietary information relating to the conduct of the business of the Company or an Affiliate, including the Company’s or an Affiliate’s unique business methods and compilations of information that has caused or continues to cause the Bank to enjoy a competitive advantage over companies engaged in the same or a similar business, including but not limited to the Company’s or an Affiliate’s methods of operations, customer relations, customer lists, contacts, confidential price policies and confidential price characteristics, lists of employees, vendors and suppliers, confidential information relating to marketing plans, quotations and contracts, order processing, procedures, purchasing and pricing methods and procedures, supplies, personnel information, financial data, future business plans, and the like.

(h)

“Good Reason” means the occurrence of any one of the following events: (i) a material diminution of the duties, authority or responsibilities of the Executive’s position; (ii) a reduction in the Executive’s base salary of more than 20% of the annual rate; (iii) any change in the Executive’s principal place of work which would increase the Executive’s commute by 50 miles or more from the Executive’s current principal place of work; or (iv) a material breach by the Company of its obligations under this Agreement, which failure has not been cured in all material respects within 20 days after receiving written notice of such failures from the Executive. Good Reason shall not have occurred unless the Executive shall have provided the Company with at least 14 days advance written notice of the condition constituting Good Reason after such condition first occurs and such condition has not been cured within 30 days following receipt of such notice.

(i)	“Protection Period” means the six month period commencing prior to a Change in Control or the 24 month period thereafter.

(j)

“Qualifying Termination” means the Executive’s termination of employment by the Company, other than for Cause, or by the Executive for Good Reason. The Executive shall not be eligible for the payments and benefits described in Section 3 if the Executive’s employment is terminated by the Company or an Affiliate for Cause, if the Executive terminates other than for Good Reason, or if the Executive’s employment terminates due to the Executive’s death or disability, even if such termination occurs during the Protection Period.

(k)

“Work Product” means any procedure, design feature, schematic, invention, improvement, development, discovery, know how, concept, idea or the like (whether or not patentable or registrable under copyright or trademark laws, or otherwise protectable under similar laws) that the Executive may conceive of, suggest, make, invent, develop or implement during the course of the Executive’s employment with the Company or an Affiliate (whether individually or jointly with any other person), relating in any way to the Business, and all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or application therefore) and similar protections therein.

2.	Eligibility. The Executive shall be eligible to receive the change in control benefits described in Section 3 if the Executive experiences a Qualifying Termination during the Protection Period.

3.	Change in Control Benefits. If the Executive experiences a Qualifying Termination, the Executive shall receive the following change in control benefits:

(a)

Base Salary. A payment in an amount equal to three (3) times the Executive’s annual base salary rate in effect immediately prior to the Executive’s termination or, if greater, the rate in effect immediately prior to the Change in Control, and prior to any reduction that gave rise to Good Reason, if applicable.

(b)	Bonus.

(i)	A lump sum amount equal to three (3) times the average of the annual incentive bonus paid to the Executive in the three years preceding termination; and

(ii)

A pro rata incentive bonus for the year of termination (or, if the Executive’s termination occurred prior to the Change in Control, for the year in which the Change in Control occurred), in an amount determined by multiplying the annual incentive that the Executive would have earned under the Company’s annual incentive plan for the year in which the termination occurred, assuming that performance had been attained at the

“target” level as based on a percentage of the Executive’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), by a fraction, the numerator of which is the number of days elapsed during the calendar year prior to the Executive’s termination and the denominator of which is 365.

(c)

Benefits. The Executive shall receive a lump sum payment in an amount equal to 36 times the monthly COBRA premium payable by the Executive to continue to receive health benefits at a level similar to which the Executive and the executive’s spouse and dependents, if any, were participating immediately prior to the Qualifying Termination in order to continue to receive such benefits during the applicable COBRA coverage period.

(d)	Outplacement. A lump sum amount of $20,000 for reasonable outplacement services.

Payment of the amounts described in this Section 3 shall be made within 60 days following the Executive’s termination (or, if the Executive’s termination occurred prior to the Change in Control, within 30 days following the Change in Control), provided that the Executive executes (and does not revoke) a general release and waiver reasonably acceptable to the Company, generally in the form attached as Exhibit A hereto, before payment is to begin (and, if such 60 day period would begin in one taxable year of the Executive and end in another taxable year of the Executive, payment shall not commence until the second taxable year, regardless of when the Executive executes the release).

4.	Excess Parachute Payments and Other Limitations on Payment.

(a)

Excess Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if any payments or benefits paid or payable to the Executive pursuant to this Agreement or any other plan, program or arrangement maintained by the Company or an Affiliate would constitute a “parachute payment” within the meaning of Section 280G of the Code, then the Executive shall receive the greater of: (i) one dollar ($1.00) less than the amount which would cause the payments and benefits to constitute a “parachute payment”, or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by the Executive on such payments and benefits, if such amount would be greater than the amount specified in Section 4(a)(i), after taking into account all federal, state and local taxes payable by the Executive on such payments and benefits. Any reduction to any payment made pursuant to this Section 4(a) shall be made consistent with the requirements of Section 409A of the Code.

(b)

Regulatory Limitations. If any payments otherwise payable to the Executive pursuant to this Agreement are prohibited or limited by any statute, regulation, order, consent decree or similar limitation in effect at the time the payments would otherwise be paid (a “Limiting Rule”): the Company (i) shall pay the maximum amount that may be paid after applying the Limiting Rule; and (ii) shall use commercially reasonable efforts to obtain the consent of the appropriate agency or body to pay any amounts that cannot be paid due to the application of the Limiting Rule. The Executive agrees that the Company shall not have breached its obligations under this Agreement if it is not able to pay all or some portion of any payment due to the Executive as a result of the application of a Limiting Rule.

5.	Executive’s Obligations. In order to receive the payments and benefits described in Section 3 of this Agreement after a Qualifying Termination, the Executive agrees to the following:

(a)

Non-Solicitation of Customers. During the Executive’s employment with the Company or an Affiliate and for a period of 24 consecutive months thereafter, the Executive shall not, directly or indirectly solicit Business from any customers, clients or business patrons of the Company or an Affiliate who were customers, clients or business patrons of the Company or an Affiliate at the time of termination of the Executive’s employment.

(b)

Non-Solicitation of Employees. During the Executive’s employment with the Company or an Affiliate and for a period of 24 consecutive months thereafter, the Executive shall not, directly or indirectly employ or attempt to employ or solicit for employment any other individual who is employed by the Company or an Affiliate at the time of termination of the Executive’s employment.

(c)

Confidential Information. During the Executive’s employment with the Company or an Affiliate, or during any period thereafter, the Executive shall not directly or indirectly communicate or divulge any Confidential Information relating to the Company or an Affiliate to any other person or business entity. All records, files, plans, documents and the like relating to the Business of the Company or an Affiliate, including but not limited to Confidential Information which the Executive has or will prepare, use or come into contact with shall remain the sole property of the Company or an Affiliate, shall not be copied without written permission, and shall be returned immediately to the Company or an Affiliate upon the Executive’s termination of employment with the Company or an Affiliate, or at the request of the Company or an Affiliate at any time. Further, the Executive shall not directly or indirectly use or disclose to any other person or business entity any secret or Confidential Information of the Company or an Affiliate without the prior written consent of an officer of the Company or an Affiliate. The Executive further agrees to take all reasonable precautions to protect against the negligent or inadvertent disclosure of the secret or Confidential Information of the Company or an Affiliate to any other person or business entity. If the Executive improperly uses or discloses any secret or Confidential Information of the Company or an Affiliate, the Executive understands that the Executive’s employment will be subject to termination for Cause. The Executive also recognizes that all writings, illustrations, drawings and other similar materials that embody or otherwise contain Confidential Information which the Executive may produce or which may be given to the Executive in connection with the Executive’s employment, are the property of the Company or an Affiliate and it shall be the Executive’s obligation to deliver the same to the Company or an Affiliate upon request, and upon termination of the Executive’s employment with the Company or an Affiliate for any reason.

(d)

Intellectual Property Rights. The Executive agrees and acknowledges that all Work Product shall be the sole, exclusive and absolute property of the Company or an Affiliate. All such Work Product shall be deemed to be works for hire and the Executive assigns to the Company all rights, title and interest in, to and under such Work Product, including but not limited to, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as the Company or an Affiliate may desire to obtain. The Executive shall immediately disclose all Work Product to the Company or an Affiliate and agrees, at any time upon the Company’s or an Affiliate’s request and without additional compensation, to execute any documents and to otherwise cooperate with the Company or an Affiliate respecting the perfection of its rights, title and interest in, to and under such Work Product, and in any litigation or other controversy in connection therewith, all reasonable expenses incident thereto to be borne by the Company or an Affiliate.

(e)

Non-disparagement. The Executive agrees that he or she will not knowingly make any statement or take any action likely to disparage or have an adverse effect on the Company’s business reputation; provided, however, that such restriction will not prevent the Covered Executive from making any statement or taking any action that is required by law.

In the event of a breach by the Executive of any covenant set forth in this Section 5, the term of such covenant will be extended by the period of the duration of such breach and such covenant will survive any termination of this Agreement but only for the limited period of such extension. The restrictions provided in this Section 5 are in addition to any restrictions on competition or solicitation contained in any other agreement between the Company or an Affiliate and the Executive. The provisions of this Section 5 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. If the scope of any restriction contained in this Section 5 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Notwithstanding any other remedy available, the restrictions described in this Section 5 may be enforced by the Company, an Affiliate and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. In the event the Company or an Affiliate obtains a permanent injunction against the Executive after notice and the opportunity to appear, the Executive shall be liable to pay all costs, including reasonable attorneys’ fees, which the Company or an Affiliate may incur in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Company or an Affiliate in any action to enforce this Agreement and which affirms and/or results in a permanent injunction. Any proceedings brought to enforce Section 5 of this Agreement shall be brought in the courts of Mahoning County, Ohio and the Executive expressly waives any objection or defense relating to jurisdiction or forum non-conveniens or similar doctrine or theory. The Executive acknowledges and agrees that the remedy at law for any breach of this Section 5 shall be inadequate, and that the Company or an Affiliate shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies which the Company or an Affiliate may have for any such breach. In addition to the injunctive remedies described herein, the Executive acknowledges and agrees that in the event of a final judicial determination against the Executive with respect to an actual or threatened breach by the Executive of this Section 5, the Company shall be entitled to withhold any remaining amounts payments payable under Section 3 of this Agreement.

6.	Miscellaneous.

(a)

No Mitigation. The Executive is not required to mitigate the amount of any payment or benefit described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit hereunder be reduced by any compensation that the Executive earns in any capacity after termination or by reason of the Executive’s receipt of or right to receive any retirement or other benefits after termination. Except as expressly provided in this Agreement, the Executive’s right to receive the payments and benefits described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement between the Executive and the Company or any Affiliate.

(b)

Withholding. Payments under this Agreement shall be subject to withholding of such amounts as the Company or the Affiliate employing the Executive reasonably determines are required to be withheld with respect to any income, wage or employment taxes imposed on such payment.

(c)

Assignment. The rights of the Executive under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by the applicable laws of descent and distribution. The rights and obligations of the Company under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of the Company. If the Company is at any time merged or consolidated into, or with any other company, or if substantially all of the assets of the Company are transferred to another company, the provisions of this Agreement will be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision will apply in the event of any subsequent merger, consolidation or transfer.

(d)	Governing Law. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio (other than laws governing conflicts of laws).

(e)

Entire Agreement; Amendment. This instrument contains the entire written agreement of the parties relating to the subject matter hereof, and the parties have made no other agreement, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement of the parties.

(f)

Captions; Severance; Counterparts. The captions of this Agreement will not be part of the provisions hereof and will have no force or effect. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or unenforceability of any other provision of this Agreement. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

(g)

No Waiver. The failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.

(h)

Notice. All written communications provided for in this Agreement shall be deemed to have been duly served when delivered by U.S. registered mail, return receipt requested, postage prepaid, to the following addresses (or such other address as either party may provide the other in writing):

If to the Company:

Farmers National Banc Corp.

20 South Broad Street

Canfield, Ohio 44406

Attn: Director of Human Resources

If to the Executive:

At the last address on file with the Company or the Affiliate employing the Executive.

(i)

Compliance with Section 409A of the Code. The parties intend that this Agreement be subject to or exempt from the requirements of Section 409A of the Code, as applicable, and this Agreement shall be interpreted, administered and operated accordingly. For purposes of Section 409A of the Code, any reference to the Executive’s termination of employment shall mean the Executive’s “separation from service” (as such term is defined in Section 409A of the Code) and each payment of compensation under the Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive, and none of the Company or any Affiliate, nor their respective boards of directors, officers or employees, shall have any liability to the Executive arising from any failure to comply with the requirements of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulations Section 1.409A-1(i) and as determined under the Company’s policy for determining specified employees) on the Executive’s date of termination and the Executive is entitled to a benefit under this Agreement that is required to be delayed pursuant to Section 409A(1)(2)(B)(i) of the Code, then such payment or benefit will not be paid or provided to the Executive until the first business day of the seventh month following the Executive’s termination or, if earlier, the date of the Executive’s death.

(j)

Arbitration. Except as set forth in Section 5, any controversy or dispute which arises in connection with the validity, construction, application, enforcement or breach of this Agreement shall be submitted to final and binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association (the “AAA”). The fees and costs of arbitration (other than attorney fees and costs) shall be borne equally by the parties. A neutral arbitrator shall be jointly chosen by the parties from a list of arbitrators provided by the AAA, and any arbitration under this Section 6(j) shall take place in the Cleveland, Ohio office of the AAA. Judgment upon an award rendered by an arbitrator under this Section 6(j) may be entered in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

COMPANY

By:

Title:

EXECUTIVE

Signed:

Print Name:

10/24/2025 17142106 V.4

EXHIBIT A

Form of Release